Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact: Mary Twinem – CFO 952.253.0731

Buffalo Wild Wings, Inc. Announces
Fourth Quarter Earnings per Share of $0.73 and
Annual Net Earnings Growth of Over 31% for 2011

Minneapolis, Minnesota, February 7, 2012 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD), announced today financial results for the fourth quarter ended December 25, 2011. Highlights for the fourth quarter versus the same period a year ago were:

o	Total revenue increased 34.5% to $220.5 million

o	Company-owned restaurant sales grew 36.4% to $202.9 million

o	Same-store sales increased 8.9% at company-owned restaurants and 5.9% at franchised restaurants

o	Net earnings increased 34.0% to $13.6 million from $10.2 million, and earnings per diluted share increased 32.7% to $0.73 from $0.55

Sally Smith, President and Chief Executive Officer, commented, “Our strong fourth quarter performance capped a tremendous year for Buffalo Wild Wings, which reflects the focused efforts and hard work of our franchisees and Team Members in providing sports fans with an outstanding guest experience. Together, we accomplished category-leading results. Fourth quarter same-store sales grew by 8.9% at company-owned and 5.9% at franchised locations, helping us surpass $2 billion in system-wide sales for 2011. Strong sales at both new and existing restaurants drove fourth quarter earnings per share of $0.73, bringing our annual net earnings growth to over 31%.”

Total revenue increased 34.5% to $220.5 million in the fourth quarter compared to $163.9 million in the fourth quarter of 2010. Company-owned restaurant sales for the quarter increased 36.4% over the same period in 2010, to $202.9 million, driven by a company-owned same-store sales increase of 8.9% and 60 additional company-owned restaurants at the end of fourth quarter 2011 relative to the same period in 2010. Franchise royalties and fees increased 15.3% to $17.5 million for the quarter versus $15.2 million in the fourth quarter of 2010. This increase is attributed to a franchise same-store sales increase of 5.9% and 25 additional franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $51,983 for the fourth quarter of 2011 compared to $45,595 for the same quarter last year, a 14.0% increase. Franchised restaurants averaged $53,385 for the period versus $49,837 in the fourth quarter a year ago, a 7.1% increase.

For the fourth quarter, net earnings increased 34.0% to $13.6 million versus $10.2 million in the fourth quarter of 2010. Earnings per diluted share were $0.73, as compared to fourth quarter 2010 earnings per diluted share of $0.55.

2012 Outlook

Ms. Smith remarked, "The first quarter is an exciting time for guests at Buffalo Wild Wings. We are off to a great start with strong sales momentum, and our same-store sales through the first six weeks of 2012 have increased 12.9% at company-owned and 10.8% at franchised restaurants. We’ll debut our new TV and radio spots, and our multi-layered marketing and advertising program will have an increased presence in first quarter and throughout the year. Our restaurant teams are focused on driving sales and are ready to welcome basketball fans. In addition, we’ll begin a phased roll-out of online ordering."

Ms. Smith concluded, “Buffalo Wild Wings is a fun and social brand with tremendous growth potential across the globe. We’ll open our 900th restaurant this year, and continue to build our presence on the west and east coasts and in Canada. Ultimately, we believe that we will be a chain of more than 1500 locations in North America. With our strategic focus on guest experience and operational excellence, our ongoing sales strength and unit-level execution, and the benefit of a 53rd week, we will overcome rising commodity costs and achieve 20% net earnings growth for 2012.”

Buffalo Wild Wings will be hosting a conference call today, February 7, 2012 at 4:00 p.m. Central Standard Time to discuss these results. There will be a simultaneous webcast conducted at our website www.buffalowildwings.com.

A replay of the call will be available until February 14, 2012. To access this replay, please dial 1.858.384.5517 password 4503257.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar™ restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings’ menu specializes in 18 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently 827 Buffalo Wild Wings locations across 47 states in the United States, as well as in Canada.

Forward-looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to our future financial and store performance measures and growth goals for 2012 and beyond, including but not limited to those relating to our first quarter sales trends and projected unit and net earnings growth rates for 2012 and beyond. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by terminology, including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, market acceptance in the new geographic regions we enter (particularly non-U.S. locations), unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our practices, policies and procedures, the cost of commodities such as traditional chicken wings, the success of our key initiatives and our advertising and marketing campaigns, our ability to control restaurant labor and other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 26, 2010, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

# # #

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollar and share amounts in thousands except per share data)
(unaudited)

	Three months ended		Fiscal years ended
	December 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010
Revenue:
Restaurant sales	$202,936	148,738	717,395	555,184
Franchise royalties and fees	17,528	15,198	67,083	58,072
Total revenue	220,464	163,936	784,478	613,256
Costs and expenses:
Restaurant operating costs:
Cost of sales	59,637	42,820	203,291	160,877
Labor	60,679	44,424	215,649	167,193
Operating	31,520	23,231	109,654	88,694
Occupancy	11,924	9,653	44,005	36,501
Depreciation and amortization	14,212	10,433	49,913	39,205
General and administrative (1)	19,295	15,038	72,689	53,996
Preopening	4,197	3,297	14,564	8,398
Loss on asset disposals and store closures	414	432	1,929	2,051
Total costs and expenses	201,878	149,328	711,694	556,915
Income from operations	18,586	14,608	72,784	56,341
Investment income	288	350	118	684
Earnings before income taxes	18,874	14,958	72,902	57,025
Income tax expense	5,248	4,789	22,476	18,625
Net earnings	$13,626	10,169	50,426	38,400
Earnings per common share – basic	$0.74	0.56	2.75	2.11
Earnings per common share – diluted	0.73	0.55	2.73	2.10
Weighted average shares outstanding – basic	18,361	18,200	18,337	18,175
Weighted average shares outstanding – diluted	18,633	18,363	18,483	18,270

(1) Includes stock-based compensation of $2,741, $3,133, $11,383, and $7,712, respectively

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Fiscal years ended
	December 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010
Revenue:
Restaurant sales	92.0%	90.7%	91.4%	90.5%
Franchising royalties and fees	8.0	9.3	8.6	9.5
Total revenue	100.0	100.0	100.0	100.0
Costs and expenses:
Restaurant operating costs:
Cost of sales	29.4	28.8	28.3	29.0
Labor	29.9	29.9	30.1	30.1
Operating	15.5	15.6	15.3	16.0
Occupancy	5.9	6.5	6.1	6.6
Depreciation and amortization	6.4	6.4	6.4	6.4
General and administrative	8.8	9.2	9.3	8.8
Preopening	1.9	2.0	1.9	1.4
Loss on asset disposals and store closures	0.2	0.3	0.2	0.3
Total costs and expenses	91.6	91.1	90.7	90.8
Income from operations	8.4	8.9	9.3	9.2
Investment income	0.1	0.2	—	0.1
Earnings before income taxes	8.6	9.1	9.3	9.3
Income tax expense	2.4	2.9	2.9	3.0
Net earnings	6.2%	6.2%	6.4%	6.3%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
(unaudited)

	December 25, 2011	December 26, 2010
Assets
Current assets:
Cash and cash equivalents	$20,530	15,309
Marketable securities	39,956	56,827
Accounts receivable – franchisees, net of allowance of $25	1,161	1,086
Accounts receivable – other	11,004	7,947
Inventory	6,311	4,158
Prepaid expenses	3,707	3,505
Refundable income taxes	7,561	6,366
Deferred income taxes	6,323	6,069
Restricted assets	42,692	32,937
Total current assets	139,245	134,204

Property and equipment, net	310,170	224,970
Other assets	28,174	9,937
Goodwill	17,770	11,246
Total assets	$495,359	380,357
Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$1,852	2,109
Accounts payable	30,089	17,632
Accrued compensation and benefits	30,499	19,324
Accrued expenses	7,580	5,696
Current portion of deferred lease credits	—	293
System-wide payables	44,250	34,062
Total current liabilities	114,270	79,116
Long-term liabilities:
Other liabilities	1,544	1,574
Deferred income taxes	38,512	24,557
Deferred lease credits, net of current portion	23,047	18,289
Total liabilities	177,373	123,536
Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized, none issued	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 18,337,920 and 18,214,065, respectively	113,509	102,484
Retained earnings	204,772	154,346
Accumulated other comprehensive loss	(295)	(9)
Total stockholders’ equity	317,986	256,821
Total liabilities and stockholders’ equity	$495,359	380,357

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)
(unaudited)

	Fiscal years ended
	December 25, 2011	December 26, 2010
Cash flows from operating activities:
Net earnings	$50,426	38,400
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	49,003	38,591
Amortization	910	614
Loss on asset disposals and store closures	1,680	1,835
Deferred lease credits	3,632	2,217
Deferred income taxes	12,816	6,486
Stock-based compensation	11,383	7,712
Excess tax benefit from stock issuance	(4,462)	(1,475)
Change in operating assets and liabilities, net of effect of acquisition:
Trading securities	(317)	(1,369)
Accounts receivable	(1,222)	(357)
Inventory	(1,840)	(514)
Prepaid expenses	20	(533)
Other assets	(2,550)	(885)
Unearned franchise fees	(257)	(597)
Accounts payable	17,676	1,898
Income taxes	3,267	(3,019)
Accrued expenses	8,095	695
Net cash provided by operating activities	148,260	89,699
Cash flows from investing activities:
Acquisition of property and equipment	(130,127)	(73,399)
Purchase of marketable securities	(98,644)	(99,165)
Proceeds of marketable securities	115,833	87,338
Acquisition of franchised restaurants	(33,744)	—
Net cash used in investing activities	(146,682)	(85,226)
Cash flows from financing activities:
Issuance of common stock	1,709	1,415
Excess tax benefit from stock issuance	4,462	1,475
Tax payments for restricted stock units	(2,481)	(1,625)
Net cash provided by financing activities	3,690	1,265
Effect of exchange rate changes on cash and cash equivalents	(47)	(9)
Net increase in cash and cash equivalents	5,221	5,729
Cash and cash equivalents at beginning of year	15,309	9,580
Cash and cash equivalents at end of year	$20,530	15,309

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2011	263	277	288	319
2010	235	234	244	259
2009	206	215	220	232
2008	165	169	187	197
2007	140	145	148	161

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2011	488	492	498	498
2010	430	447	457	473
2009	373	383	400	420
2008	340	346	348	363
2007	299	301	313	332

Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2011	3.9%	5.9%	5.7%	8.9%	6.1%
2010	0.1%	(0.1%)	2.6%	(0.3%)	0.6%
2009	6.4%	2.8%	0.8%	2.6%	3.1%
2008	4.1%	8.3%	6.8%	4.5%	5.9%
2007	8.7%	8.1%	8.3%	3.4%	6.9%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2011	1.6%	2.7%	4.2%	5.9%	3.6%
2010	0.7%	(0.7%)	0.3%	(1.1%)	(0.2%)
2009	6.0%	3.7%	1.9%	2.0%	3.4%
2008	2.1%	4.5%	2.1%	2.5%	2.8%
2007	3.3%	4.0%	5.9%	2.3%	3.9%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2011	$48,845	47,970	49,461	51,983	49,627
2010	45,327	43,021	44,394	45,595	44,601
2009	45,593	42,938	42,602	44,583	43,912
2008	41,438	40,572	42,400	43,864	42,141
2007	39,254	36,655	38,498	40,485	38,757

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2011	$52,744	50,995	51,350	53,385	52,081
2010	51,532	49,051	49,005	49,837	49,835
2009	50,729	48,619	48,458	50,115	49,479
2008	47,812	46,390	46,889	48,424	47,382
2007	46,439	43,998	45,879	47,293	45,901